Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated September 4, 2012, relating to the consolidated financial statements of Dycom Industries, Inc. and subsidiaries, and the effectiveness of Dycom Industries, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Dycom Industries, Inc. for the year ended July 28, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

December 28, 2012